Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue

West Warwick, Rhode Island 02893

For Immediate Release

Contact:	Albert W. Ondis
	Joseph P. O’Connell	May 16, 2006
Astro-Med, Inc.
(401) 828-4000

Astro-Med Reports Strong First Quarter Results;

     Directors Declare Regular Cash Dividend

West Warwick, RI, May 16, 2006 -- Astro-Med, Inc. (NASDAQ:ALOT) reports net income of $543,000, equal to 9 cents per diluted share, on sales of $15,642,000, for the First Quarter ending April 29, 2006.  Net income for the quarter included a non-cash charge of approximately $100,000, or 1 cent per diluted share, related to the company’s adoption of SFAS No. 123(R), Share-Based Payment, which requires the expensing of stock options and other equity compensation. During the corresponding period of the previous year, the Company reported net income of $398,000, equal to 7 cents per diluted share, on sales of $14,193,000.

Commenting on the results, Albert W. Ondis, Chief Executive Officer, stated:  “We are pleased with our performance in the First Quarter. Sales increased 10% over the corresponding period of the prior year while new orders increased by 12% to $16,876,000, increasing our backlog to a record level of $6,546,000 at the end of the quarter. We experienced double digit new order growth from most major products. We strengthened our balance sheet further, increasing cash and marketable securities by 11% to $16,339,000, solidified our liquidity position with a current ratio of 4:54 to 1, and increased the book value per share to $7.65. We are on track to achieve additional growth with the introduction of several new products later this year, which are now in development, and by further expanding our field sales force.”

On May 16, 2006, the Directors of Astro-Med declared the regular quarterly cash dividend of 5 cents per share payable on July 3, 2006 to shareholders of record on June 16, 2006.

The First Quarter conference call will be held on Wednesday, May 17, 2006, at 11:00 AM EDT.  It will be broadcast in real time on the Internet through our website at www.astro-medinc.com. We invite you to log on and listen in or access the broadcast any time for up to 5 days following the event.

Astro-Med, Inc. is a leading manufacturer of high tech specialty printing systems, electronic medical instrumentation, and test and measurement instruments employed around the world in a wide range of industrial, scientific, and medical applications.

ASTRO-MED, INC.

Consolidated Condensed Statements of Operations

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended April 29, 2006	Three Months Ended April 30, 2005
Net Sales	$15,642	$14,193

Gross Profit	6,276	5,688
	40.1%	40.1%
Operating Expenses:
Selling, General & Administrative	4,511	4,219
Research & Development	1,053	953
	5,564	5,172

Operating Income	712	516
	4.6%	3.6%

Other, Net	150	107

Income Before Taxes	862	623

Income Tax Benefit (Provision)	(319)	(225)

Net Income	$ 543	$ 398

Net Income Per Share - Basic	$ 0.10	$ 0.08
Net Income Per Share - Diluted	$ 0.09	$ 0.07

Weighted Average Number of Common Shares - Basic	5,390	5,277
Weighted Average Number of Common Shares - Diluted	5,868	5,712

Dividends Declared Per Common Share	$ 0.05	$ 0.04

Selected Balance Sheet Data

In Thousands Except for Per Share Data

	As of April 29, 2006	As of January 31, 2006
Cash & Marketable Securities	$16,339	$14,724

Current Assets	$41,542	$39,662

Total Assets	$51,407	$49,647

Current Liabilities	$ 9,150	$ 8,440

Shareholders’ Equity	$41,322	$40,301

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein.  Factors that could affect these results include those mentioned in Astro-Med’s FY2006 annual report and its annual and quarterly filings with the Securities and Exchange Commission.